January 19, 2010

The Student Loan Corporation Announces
Year-End and Fourth Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $125.7 million, or $6.28 per share, for the year ended December 31, 2009, an increase of $52.2 million compared to net income of $73.4 million, or $3.67 per share, reported for 2008.  The Company’s 2009 results benefited from gains on loan sales to the Department of Education, operating expense reductions and the positive impacts of improved market conditions on the Company’s assets measured at fair value, which offset the 16% decrease in net interest income.

For the quarter ended December 31, 2009, net income was $38.1 million, or $1.90 per share, an increase of $25.8 million compared to net income of $12.3 million, or $0.62 per share, for the fourth quarter of 2008.

“I am extremely proud of The Student Loan Corporation’s achievements over the past year despite the difficult market environment.  We executed our strategy to secure new long-term structural liquidity while transforming the Company into a more efficient organization.  We hope to build on this success as we enter what is anticipated to be another challenging year,” said The Student Loan Corporation’s Chairman, President and Chief Executive Officer, Michael Reardon.

During 2009, the Company leveraged its portfolio to secure $15.7 billion of long-term structural liquidity.  This included $10.4 billion of funding from the U.S. Department of Education sponsored conduit, Straight-A Funding, LLC.  The Company also executed four securitizations, including three FFEL Program securitizations which provided $3.9 billion of funding, and a private education loan securitization under the Term Asset-Backed Securities Loan Facility which contributed an additional $1.4 billion of funding.

The Department of Education’s Loan Participation Purchase Program (the Participation Program) continued to be a significant source of funding throughout 2009.  Since the inception of this program, the Company has funded $5.3 billion of FFEL Program Stafford and PLUS loan disbursements.  During the fourth quarter of 2009, the Company completed $0.7 billion of loan sales to the Department of Education through the Loan Purchase Commitment Program (the Purchase Program) bringing cumulative sales to $3.0 billion.  These proceeds were used to pay back funding previously received under the Participation Program.

The Company’s managed student loan portfolio grew by $0.8 billion (2%) to $42.9 billion during 2009.  The managed portfolio includes $28.3 billion of the Company’s owned loan assets and $14.6 billion of loans serviced on behalf of securitization trusts or other lenders.  Originations for the year ended December 31, 2009 included FFEL Program Stafford and PLUS loan originations of $5.8 billion, up modestly compared with the $5.7 billion originated in 2008.  The Company also made new CitiAssist® loan commitments of $1.2 billion during 2009, which was 29% lower than 2008 reflecting the Company’s refined origination strategy.

Net interest income of $277.6 million for the year ended December 31, 2009 was $53.7 million (16%) lower than 2008.  Net interest margin of 0.97% for the year ended December 31, 2009 was 35 basis points lower than the same period of 2008.  During 2009, the Company increased structural long-term funding by $15.7 billion. The average funding cost of these new borrowings is higher than that of the shorter-term borrowings which were replaced, which lowered the Company’s net interest margin by 43 basis points and net interest income for the year by $123.6 million.  Net interest margin was further compressed by the dislocation experienced during the first half of the year between the indices used to calculate a significant amount of the Company’s interest revenue (Commercial Paper (CP) and prime)  and LIBOR, the index used to determine most of the Company’s interest expense.  This dislocation decreased net interest income by $29.9 million.  The decreases in net interest income were partially offset by higher loan balances, which increased net interest income by $41.6 million as well as by pricing changes on the Company’s private education loans which increased net interest income by $20.8 million.  Other factors which offset the decreases in net interest income include, among other things, a more stable interest rate environment in 2009 as compared with 2008 and lower amortization of deferred origination and premium costs as a result of a slow down in borrower prepayments.

Net interest income of $74.6 million for the fourth quarter ended December 31, 2009 was $27.6 million (59%) higher than the same quarter of 2008.  Net interest margin of 1.01% was 29 basis points higher than the same period of 2008.  This improvement reflects narrowing of the spreads between CP and LIBOR and prime and LIBOR, higher loan balances, and pricing changes on the Company’s private education loans, which increased net interest income by $30.5 million, $14.0 million, and $10.0 million, respectively.  Favorable changes in the interest rate environment during the fourth quarter of 2009 as compared to the same period in 2008 also contributed to the increase in net interest income.  These increases were partially offset by higher funding costs which decreased net interest income by $33.2 million.

The Company’s other income of $201.5 million for the year ended December 31, 2009 was $96.5 million (92%) higher than 2008.  This increase reflects a $46.0 million gain on sale of FFEL Program Stafford and PLUS loans under the Purchase Program.  The Company also had a $32.5 million reduction in losses associated with the write-down of its held for sale portfolio over 2008, which contributed to the year over year improvement.  In addition, the Company recognized an increase in net mark-to-market gains of $18.1 million, reflecting the benefit of market improvement on the fair value of the Company’s retained notes in its off-balance sheet securitizations.

Total operating expenses of $137.9 million for the year ended December 31, 2009 were $40.9 million (23%) lower than 2008.  Operating expenses for the year ended December 31, 2008 included $12.4 million of restructuring charges associated with the Company’s strategic repositioning efforts.  The Company’s operating expense ratio excluding restructuring and related charges (total operating expenses less restructuring and related charges as a percentage of average managed student loans) was 0.32% for the year ended December 31, 2009, 10 basis points lower than 2008, reflecting the benefits of the Company’s repositioning efforts.  For the fourth quarter of 2009, operating expenses were $33.1 million, a decrease of 12% from the fourth quarter of 2008.

The Company’s allowance for loan losses at December 31, 2009 was $149.1 million, an increase of $38.8 million compared to $110.3 million at December 31, 2008.  This increase is largely due to continued deterioration in the economic environment, higher loan balances, and seasoning of the portfolio as more loans entered repayment.  The provision for loan losses was virtually unchanged from 2008 as the impact of economic deterioration and portfolio seasoning in 2009 replaced the large loan loss build for losses inherent in the higher risk private education loan segment of the Company’s portfolio in 2008.

The Company’s December 31, 2009 allowance for loan losses and related provision include $3.0 million related to the impact of adopting certain policy changes recommended by the Office of the Comptroller of the Currency in a January 8, 2010 supervisory letter.  These proposed changes include, among other things, more rigorous requirements for participation in private education loan forbearance and loss mitigation programs, shorter forbearance periods and the requirement for minimum periods of payment performance between forbearance grants.  These proposed changes are expected to materially increase the Company’s allowance for loan losses and related provision beginning in 2010.

For the year ended December 31, 2009, the Company’s return on average equity increased to 7.9% from 4.6% during 2008, driven by higher earnings.  The 2009 fourth quarter return on average equity was 9.2%, compared to 3.1% for the fourth quarter of 2008.

On January 18, 2010, the Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $0.35 per share.  The dividend will be paid on March 1, 2010 to shareholders of record on February 12, 2010.

The Company also announced that its Annual Meeting of Shareholders would be held on May 13, 2010 in New York City.  A record date of March 15, 2010 has been established to determine shareholders entitled to vote at the meeting.

The Student Loan Corporation (NYSE: STU) is one of the nation's leading originators and holders of student loans providing a full range of education financing products and services to meet the needs of students, parents, schools and lenders. The Company was previously a division of Citibank and became a NYSE-listed corporation in 1992. Citibank, N.A. is the majority shareholder. Citibank was one of the first banks to finance higher education, beginning in 1958.

For information or inquiries regarding student loans, please call 1-800-STUDENT. Customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. College planning and financing information is also available at www.studentloan.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
	Unaudited		Unaudited
NET INTEREST INCOME
Interest income	$194,471	$287,073	$780,292	$1,215,412
Interest expense	(119,897)	(240,132)	(502,645)	(884,113)
Net interest income	74,574	46,941	277,647	331,299
Provision for loan losses	(36,194)	(22,965)	(140,852)	(140,895)
Net interest income after provision for loan losses	38,380	23,976	136,795	190,404

OTHER INCOME
Gains on loans securitized	-	-	-	1,262
Gains on loans sold	10,413	24	45,989	2,532
Fee and other income	49,147	33,803	155,491	101,197
Total other income	59,560	33,827	201,480	104,991

OPERATING EXPENSES
Salaries and employee benefits	6,869	5,316	32,134	48,573
Restructuring and related charges	-	3,654	(381)	12,389
Other expenses	26,205	28,745	106,098	117,764
Total operating expenses	33,074	37,715	137,851	178,726

Income before income taxes	64,866	20,088	200,424	116,669
Provision for income taxes	26,785	7,780	74,752	43,242
NET INCOME	$38,081	$12,308	$125,672	$73,427

DIVIDENDS DECLARED AND PAID	$7,000	$28,600	$49,600	$114,400

BASIC AND DILUTED EARNINGS
PER COMMON SHARE	$1.90	$0.62	$6.28	$3.67
(based on 20,000,000 average shares outstanding)

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$0.35	$1.43	$2.48	$5.72

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)

	December 31,	December 31,
	2009	2008
	Unaudited
ASSETS
Federally insured student loans	$17,948,706	$18,064,662
Private education loans	7,432,471	5,861,545
Deferred origination and premium costs	548,083	635,449
Allowance for loan losses	(149,098)	(110,329)
Student loans, net	25,780,162	24,451,327
Other loans and lines of credit	5,616	9,016
Loans held for sale	2,409,267	1,072,316
Cash	17,998	595
Residual interests in securitized loans	820,291	942,807
Other assets	1,936,348	1,761,338

Total Assets	$30,969,682	$28,237,399

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$5,131,000	$12,654,200
Short-term secured borrowings, payable to Department of Education	2,066,686	1,002,211
Long-term borrowings, payable to principal stockholder	4,391,000	10,102,000
Long-term secured borrowings	16,999,976	1,727,744
Deferred income taxes	410,546	382,155
Other liabilities	300,053	774,886

Total Liabilities	29,299,261	26,643,196

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200
Additional paid-in capital	141,869	141,723
Retained earnings	1,528,352	1,452,280

Total Stockholders' Equity	1,670,421	1,594,203

Total Liabilities and Stockholders' Equity	$30,969,682	$28,237,399